UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 9, 2012

______________________________

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 753-3011

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 9, 2012, Ivor Harrington joined KBR as Group President, Services.  Mr. Harrington will receive a salary of $575,000, prorated to his date of employment and will be granted a signing bonus of $400,000 cash (paid over two years), and restricted stock units valued at approximately $500,000 and non-qualified stock options valued at approximately $300,000.  Mr. Harrington also will be eligible to participate in the KBR, Inc. 2006 Stock and Incentive Plan, as amended, including the KBR Senior Executive Performance Pay Plan adopted thereunder, and all other compensation and benefit plans available to KBR senior executives.  These plans are described in KBR’s proxy statement for its 2012 annual meeting of stockholders filed on April 5, 2012, and  are listed as exhibits to KBR’s annual report on Form 10-K for the year ended December 31, 2011.   Mr. Harrington also entered into a severance and change in control agreement, a copy of which is attached hereto as Exhibit 10.1.  The following summary of the terms of the form agreement is qualified in its entirety by reference to Exhibit 10.1.

The agreement terminates automatically on the earlier of (i) Mr. Harrington’s termination of employment with KBR and its affiliates or (ii) in the event of a change in control during the term of the agreement, two years following the change in control.

The agreement provides for (i) severance termination benefits (prior to a change in control), (ii) double-trigger change in control termination benefits (on or after a change in control), and (iii) death, disability, and retirement benefits.  As a condition of receipt of these benefits (other than the death and disability benefits), Mr. Harrington must first execute a release and full settlement agreement.  The agreement contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision.  In addition, the agreement contains a clawback provision that allows KBR to recover any benefits paid under the agreement if KBR determines within two years after Mr. Harrintgon’s termination of employment that his employment could have been terminated for cause.

ITEM 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.

10.1           Severance and Change in Control Agreement.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2012	KBR, INC. By: /s/ Jeffrey B. King Name: Jeffrey B. King Title: Vice President, Public Law